As filed with the Securities and Exchange Commission on August 6, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LANDSTAR SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1313069
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13410 Sutton Park Drive South

Jacksonville, Florida 32224

(Address of Principal Executive Offices including Zip Code)

Landstar System, Inc.

2013 Directors Stock Compensation Plan

(Full title of the Plan)

James B. Gattoni

Executive Vice President and Chief Financial Officer

13410 Sutton Park Drive South

Jacksonville, Florida 32224

(904) 398-9400

(Name, address and telephone number of agent for service)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $ .01 per share	115,000(1)	$55.32(2)	$6,361,800(2)	$867.75(1)

(1)	Consists of shares of Common Stock, par value $.01 per share (the “Common Stock”), to be issued pursuant to the Landstar System, Inc. 2013 Directors Stock Compensation Plan (the “Plan”). This registration statement also includes 113,704 shares that had previously been registered on Form S-8 (File No. 333-105618) in connection with the Landstar System, Inc. Directors Stock Compensation Plan, with respect to which a fee of $133.86 has been previously paid. Pursuant to Rule 416(a), the number of shares of Common Stock registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(2)	Computed pursuant to Rules 457(c) and (h) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of determining the registration fee based upon an assumed price of $55.32 per share, which was the average of the high and low prices of Common Stock on August 1, 2013, as quoted on the National Association of Securities Dealers Automated Quotation (“NASDAQ”) Global Select Market System.

PART I

EXPLANATORY NOTE

On May 28, 2003, a total of 48,500 shares (194,000 shares, after giving effect to two two-for-one stock splits) of the Common Stock of the Registrant were registered with the Securities and Exchange Commission on Form S-8 (Registration No. 333-105618) in connection with the Landstar System, Inc. 2003 Directors Stock Compensation Plan (the “Prior Plan”). The Board of Directors of the Registrant adopted the Landstar System, Inc. 2013 Directors Stock Compensation Plan (the “2013 Plan”), which replaces the Prior Plan. The Registrant’s stockholders approved the 2013 Plan on May 23, 2013. As of August 1, 2013, 113,704 shares of the Registrant’s Common Stock (after adjustment for the Registrant’s 2:1 stock splits in November 2003 and January 2005) registered under the Prior Plan had not been issued. Pursuant to Rule 457(p), these remaining and unissued shares are carried forward and deemed covered by this Registration Statement on Form S-8 in connection with the 2013 Plan. In connection with the 2013 Plan, the Registrant is also registering additional securities of the same class as previously registered under the Prior Plan.

PART III

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Incorporated by reference in this Registration Statement are the following documents heretofore filed by Landstar System, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

a.	The Company’s latest annual report filed pursuant to sections 13(a) or 15(d) of the Exchange Act;

b.	All other reports filed by the Company pursuant to sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

c.	The description of the Company’s Common Stock, par value $ .01 per share (the “Common Stock”), contained in a registration statement filed under the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

Section 102(b)(7) of the DGCL, permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock purchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The registrant’s Amended and Restated Certificate of Incorporation provides that a director will not be liable to the registrant or its stockholders for acts or omissions as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware statutory or decisional law. The registrant’s Amended and Restated By-Laws provide that each person who is or was serving or has agreed to serve as a director or officer of the registrant, or who is or was serving or has agreed to serve another corporation, partnership, joint venture, trust or other enterprise in certain capacities at the registrant’s request, will be indemnified by the registrant to the full extent permitted by law for liability arising from such service. The registrant’s Amended and Restated By-Laws require the registrant to advance expenses incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding, so long as the person undertakes in writing to repay such amounts if it is ultimately determined that such person is not entitled to indemnification. In addition, the registrant’s Amended and Restated By-laws authorize the registrant to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the registrant or who is or was serving at the registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the Amended and Restated By-laws.

The registrant has entered into written indemnification agreements with its directors and certain of its officers. Under these agreements, if an officer or director makes a claim of indemnification to the registrant, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination, within 45 days of the registrants’ receipt of such claim, whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreements) the registrant to indemnify the officer or director.

Please read “Item 9. Undertakings” for a description of the Commission’s position regarding such indemnification provisions.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description of Exhibit

*5.1	Opinion of Debevoise & Plimpton LLP.

*23.1	Consent of KPMG LLP.

*23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1).

*24	Powers of Attorney (included on signature page).

99	Landstar System, Inc. 2013 Directors Stock Compensation Plan (incorporated by reference to Exhibit A to the Registrant’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 11, 2013).

*	(filed herewith)

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, Florida on the 6th day of August, 2013.

LANDSTAR SYSTEM, INC.

By:	/s/ James B. Gattoni
James B. Gattoni
Executive Vice President and Chief Financial
Officer

Each person whose signature appears below does hereby make, constitute and appoint James B. Gattoni and Michael K. Kneller and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, in his or her name, place and stead to execute on his or her behalf, as a director or officer of Landstar System, Inc. (the “Company”), the Registration Statement of the Company on Form S-8 (the “Registration Statement”) in connection with the Landstar System, Inc. 2013 Directors Stock Compensation Plan, including the registration of additional shares thereunder, and any and all amendments (including post-effective amendments) to the Registration Statement, and file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and any and all other instruments which any of said attorneys-in-fact and agents deems necessary or advisable to enable the Company to comply with the Act, the rules, regulations and requirements of the Commission in respect thereof, and the securities or Blue Sky laws of any State or other governmental subdivision, giving and granting to each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing whatsoever necessary or appropriate to be done in and about the premises as fully to all intents as he or she might or could do if personally present at the doing thereof, with full power of substitution and resubstitution, hereby ratifying and confirming all that his or her said attorneys-in-fact and agents or substitutes may or shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Henry H. Gerkens Henry H. Gerkens	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and President	August 6, 2013

/s/ James B. Gattoni James B. Gattoni	Executive Vice President and Chief Financial Officer (Principal Accounting Officer)	August 6, 2013

* Homaira Akbari	Director	August 6, 2013

* David G. Bannister	Director	August 6, 2013

* Jeffrey C. Crowe	Director	August 6, 2013

* Diana M. Murphy	Director	August 6, 2013

* Michael A. Henning	Director	August 6, 2013

* Larry J. Thoele	Director	August 6, 2013

*	The undersigned, by signing his name hereto, does hereby execute this Registration Statement pursuant to powers of attorney filed as exhibits to this Registration Statement.

By:	/s/ Michael K. Kneller
Michael K. Kneller
Attorney-in-fact

Index to Exhibits

Exhibit No.	Description of Exhibit

*5.1	Opinion of Debevoise & Plimpton LLP.

*23.1	Consent of KPMG LLP.

*23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1).

*24	Powers of Attorney (included on signature page).

99	Landstar System, Inc. 2013 Directors Stock Compensation Plan (incorporated by reference to Exhibit A to the Registrant’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 11, 2013).

*	(filed herewith)